                                                             Exhibit No. EX-99.5

These shares are held directly by the Dylan James  Panichello Trust of 10/15/01, of which  the  Co-Trustees  are John T. Kim and  Susan  Y.  Kim,  and are  owned indirectly  by Susan Y. Kim as Co-Trustee  and  immediate  family member of, and sharing the same household with, Dylan James Panichello, the beneficiary of this trust.